[*]=information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.
Exhibit 10.62
AGREEMENT TO PROVIDE QSE AND MARKETING SERVICES
     This Agreement to Provide QSE and Marketing Services (“Agreement”) is effective as of August 1, 2005 (“Effective Date”) between Commerce Energy, Inc. (“Customer” or “Commerce Energy”), a California corporation, and Tenaska Power Services Co. (“TPS”), a Nebraska corporation. Customer and TPS are also hereinafter referred to in this Agreement individually as “Party” and collectively as the “Parties”
     This Agreement consists of and is governed by the Base Agreement and the General Terms and Conditions attached hereto. The Parties are also Parties to the EEI Master Power Purchase and Sale Agreement of even date herewith (“Master Agreement”) and the Security Agreement also of even date herewith (“Security Agreement”).
     Customer and TPS desire to enter into this Agreement under which TPS will provide Customer with Qualified Scheduling Entity (“QSE”) Services and Marketing Services. Accordingly, for and in consideration, of the premises, together with other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, Customer and TPS agree as follows:
BASE AGREEMENT
DESIGNATION
     Customer authorizes TPS to act, and TPS agrees to act as Customer’s exclusive provider of QSE Services and Marketing Services for any Customer Facility or Customer Resource in the ERCOT Region in accordance with the terms of this Agreement and the Governing Rules. Customer agrees that all the Customer Facilities and Customer Resources served under the Load Serving Entity (“LSE”) name of Commerce Energy, Inc. and under the LSE name of ACN Energy Inc. are included under this Agreement. Customer agrees that it shall add or cause to be added to this Agreement the Customer Facilities and Customer Resources served by any other LSE who is owned or controlled by Customer, or by an Affiliate of Customer, provided that Customer shall provide TPS with thirty (30) days prior notice of such addition (“Permitted LSE”); and provided further, that TPS shall not be obligated to start service to an additional Permitted LSE until the Commencement Date applicable to that Permitted LSE.
SERVICES
A. QSE SERVICES
     TPS will serve as the exclusive QSE for Customer and handle all communications with ERCOT for Customer’s Transactions involving Customer during the term of this Agreement. TPS will use commercially reasonable efforts to communicate to Customer any ERCOT directives affecting Customer’s Transactions and will schedule Customer’s Products for Customer, in such quantities requested by Customer. In the event Customer’s actual receipt or delivery of Products deviates from quantities scheduled, TPS shall purchase or sell Products as required to keep Customer’s Schedules, or Standing Schedules balanced. TPS shall acquire for Customer such types and quantities of Ancillary Services required under the Governing Rules.

Where permitted under the Governing Rules, Customer may self arrange Ancillary Services. During the term of this Agreement, Customer shall not schedule Customer’s Transactions involving Customer directly with ERCOT or through any other Person except with TPS, as long as there is no Force Majeure event or Event of Default caused by TPS. Subject to the further provisions of this Agreement, TPS will submit, or cause to be submitted, Balanced Schedules and Resource Plans on behalf of Customer to ERCOT, provide for acquisition and disposition of the Products with ERCOT and third parties, and provide settlement and billing administration for ERCOT statements.
B. MARKETING SERVICES
     During the term of this Agreement, TPS shall have the exclusive right to procure, sell, and deliver Products for any Customer Facility with ERCOT or third parties, unless Customer purchases Energy or Ancillary Services bilaterally from another party (including TPS under the Master Agreement), in which case Customer shall provide sufficient advance notice and information to allow TPS to schedule such quantities of Energy and/or Ancillary Services with the party designated by Customer. Whenever Customer lacks sufficient Energy and/or Ancillary Services to meet its load and ERCOT obligations, TPS shall procure and schedule the necessary Energy and/or Ancillary Services, including the option of utilizing Balancing Energy or Ancillary Services from ERCOT or third parties. Whenever scheduled Energy or Ancillary Services exceed Customer’s actual load and/or ERCOT obligations, then TPS will use commercially reasonable efforts to resell such scheduled but unused Energy and/or Ancillary Services to ERCOT or to third parties, and Customer shall make TPS whole for such Transactions including any applicable marketing fees.
TERM
     Unless this Agreement is terminated earlier pursuant to other provisions described herein, this Agreement shall be effective as of the Effective Date, and shall have a primary term of twelve (12) consecutive calendar months with the first (lst) day beginning on the Effective Date and ending on the midnight that concludes the last calendar day of the twelfth (12th) month following the Effective Date. This Agreement shall automatically renew and extend for successive one (1) year terms unless terminated by either Party by giving a written notice to the other Party sixty (60) calendar days prior to the end of the primary term or any renewal term.
PAYMENT
A.	QSE Fees. Customer shall pay TPS each month a QSE Service Fee calculated as follows. For all Monthly Volumes (including Energy and Ancillary Services) up to but not to exceed 40,000 MWh, Customer shall pay the greater of five-thousand dollars ($5,000) or thirty-five cents ($0.35) per MWh. For the portion of Monthly Volumes in excess of 40,000 MWh, Customer shall pay twenty cents ($0.20) per MWh. For purposes of this Agreement, “Monthly Volumes” shall mean the greater of: (i) Customer’s volumes scheduled per interval for all intervals in a billing month, or (ii) the ERCOT settlement volumes attributable to all output or consumption of Facilities and Customer Resources for a billing month.

B.	Pass-Through Costs/Reimbursements. Customer shall pay TPS (i) all costs TPS pays ERCOT and third parties in procuring, scheduling, and delivering the obtained Products, including Balancing Energy and Ancillary Services and (ii) all applicable Pass-Through Costs. In the event Ancillary Services that are sold, scheduled, or procured on behalf of Customer (to ERCOT or third parties) are curtailed for any reason, including Force Majeure, Customer shall reimburse TPS for any fees, costs, or charges assessed to TPS by ERCOT for acquiring replacement Ancillary Services bilaterally from third parties.

C.	Balancing Energy. For Balancing Energy purchased or sold in any Settlement Interval, attributable to Customer Facilities or purchased for a Customer Resource, TPS shall net such purchases and sales of Balancing Energy over each calendar day. For any calendar day on which Customer is a net seller of Balancing Energy, TPS shall not charge a marketing, fee for such net sales of Balancing Energy. For any day on which Customer is a net purchaser of Balancing Energy, TPS shall not charge a marketing fee for such net purchases of Balancing Energy, provided however, if Customer’s net purchases of Balancing Energy for any calendar day exceed ten percent (10%) of Customer Facilities’ total load obligations for such calendar day, Customer shall pay TPS a Balancing Energy marketing fee equal to three and one-half percent (3.5%) of the total net purchase cost of Balancing Energy for that calendar day.

D.	LSE Set Up Fee. Customer shall pay TPS a Set Up Fee of three thousand five hundred dollars ($3,500) for each LSE served under this Agreement, within thirty (30) days of ERCOT’s acceptance of a QSE Acknowledgement form fully executed by the Parties adding each additional LSE; provided, however, that the Set Up Fee shall be zero dollars ($0) for the first three (3) LSEs served under this Agreement. For avoidance of doubt, the Parties understand that Customer shall receive service for the Commerce Energy LSE, the ACN Energy, Inc., LSE and one additional Permitted LSE without incurring a Set Up Fee charge, and that any additional LSE shall only be a Permitted LSE.

E.	Ancillary Service Sales to ERCOT. In the event TPS sells Ancillary Services (excluding Balancing Energy) to ERCOT by submitting bids to sell such Ancillary Services to ERCOT, from sources other than a Customer Resource, and/or capacity or contract controlled by Customer, Customer shall pay TPS an ERCOT Ancillary Service marketing fee of fifteen percent (15%) of the revenue TPS receives from ERCOT for such sales.

F.	Resource Marketing Fees, Customer agrees to provide no less than sixty (60) days’ advance notice to TPS of its desire for TPS’s QSE to submit Ancillary Service bids (including Balancing Energy bids) to ERCOT on behalf of or sourced from Customer Resources and/or capacity or contract(s) controlled by Customer. Prior to submitting such Ancillary Service bids (including Balancing Energy bids) to ERCOT on Customer’s behalf, sourced from the referenced sources, the Parties agree to negotiate in good faith appropriate Resource Marketing Fees for such services and amend this Agreement accordingly.

     WITNESS that the Parties have executed this Agreement effective as of the Effective Date.

COMMERCE ENERGY, INC.

By:	/s/ Nick Cioll
Name: Title:	R. Nick Cioll Vice President, Risk Management

TENASKA POWER SERVICES CO.

By:	/s/ Trudy Harper

Name: Title:	Trudy Harper President

GENERAL TERMS AND CONDITIONS
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below. All other capitalized terms used in this Agreement, but not otherwise defined in this Agreement, shall have the same meaning as defined in the following documents, and any conflicting definitions contained in the following documents shall be applied in the following priority: the Governing Rules; the Texas Public Utility Regulatory Act (“PURA”); the regulations promulgated by the Public Utility Commission of Texas (“PUCT”).
     1.1 “Affiliate(s)” shall mean, with respect to any Person, (i) any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, (ii) any other Person under the joint control, directly or indirectly, of such Person, or (iii) any officer, director, or employee of any Person described in subsection (i) or (ii) of this paragraph.
     1.2 “Ancillary Service(s)” shall have the same meaning as defined in the Governing Rules, as such definition may be amended from time-to-time.
     1.3 “Balancing Energy” shall mean the Energy purchased from or sold to ERCOT necessary to maintain a balance between the Energy schedules submitted by Customer and the actual quantities of Energy attributable to Customer’s Transactions.
     1.4 “Business Day” shall mean any day on which Federal Reserve member banks in Texas are open for business.
     1.5 “Commencement Date” shall mean the later of (i) the Effective Date or (ii) until all requirements of Section 2.1 have been complied with.
     1.6 “Customer Facility” or “Customer Facilities” shall mean the electric load within the ERCOT Region represented by Customer, or by any Affiliate of Customer.
     1.7 “Customer Resource” or “Customer Resources” shall mean the electric generating facilities or load that are within the ERCOT Region and owned or operated by Customer, or of which Customer has rights to affect the operation which is qualified to provide Energy and/or Ancillary Services in the ERCOT Region, which shall be identified in Exhibit B attached hereto.
     1.8 “Due Date” shall mean the tenth (10th) day after receipt of the statement; provided, however, if such day is not a Business Day, the next Business Day.
     1.9 “Energy” shall mean electric energy.
     1.10 “ERCOT” shall mean the Electric Reliability Council of Texas, Inc. or any successor thereto.

     1.11 “ERCOT Guides” shall mean those publications promulgated by ERCOT from time to time, including the ERCOT publications titled “The Market Guide” and “ERCOT Operating Guides”, instructing Persons how to conduct transactions within the ERCOT Region,
     1.12 “ERCOT Protocols” shall mean the documents adopted, published, and amended from time to time by ERCOT, and approved by the PUCT, to govern electric transactions in the ERCOT Region, including any attachments or exhibits referenced in the document, that contains the scheduling, operating, planning, reliability, and settlement policies, rules, guidelines, procedures, standards, and criteria of ERCOT, or any successor document thereto.
     1.13 “ERCOT Region” shall mean the geographic region within the State of Texas administered by ERCOT.
     1.14 “Interest Rate” shall mean, for any date, the lesser of (i) the per annum rate of interest equal to the “Prime Rate” as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day, on the most recent preceding day on which published), plus two percent (2%) or (ii) the maximum rate permitted by applicable law.
     1.15 “Marketing Services” shall mean the services described in the Base Agreement under the heading “Marketing Services”.
     1.16 “Market Participant(s)” shall mean a Person that engages in any activity that is in whole or in part the subject of the Governing Rules, regardless of whether such Person has executed a standard form agreement with ERCOT.
     1.17 “MW” shall mean megawatt.
     1.18 “MWh” shall mean megawatt hour(s).
     1.19 “Pass-Through Costs” shall mean all actual costs that are incurred by TPS for or related to transmission, distribution, delivery, scheduling, and QSE settlement with ERCOT and/or any other third party for any Product that is applicable to the Services including, but not limited to: transmission and distribution losses; resource imbalance charges or other imbalance charges; PUCT fees; scheduling and mismatched schedule charges and processing fees; ERCOT fees, charges, congestion charges or costs; any charges, fees, assessments, adders, or surcharges imposed or authorized by any governmental authority, whether collected by ERCOT, a governmental authority, or otherwise, for public purpose programs such as environmental renewable energy utilization; low income or other social assistance, demand side management programs, and any other similar social purpose program; any charges, fees, assessments, adders, or surcharges related to Energy procurement by ERCOT or governmental authority, including, without limitation, charges for system reliability, rate recovery, future payback of under-collections, amortization of above-market energy purchases, and energy load repurchases; charges due to Uninstructed Deviation and Unaccounted For Energy (as both are defined in the Governing Rules); Uninstructed Resource charges; and/or all other applicable fees or charges related to acquiring and facilitating transmission and distribution of Products that apply at the time such Services are provided hereunder.

     1.20 “Permit(s)” shall mean, unless otherwise provided, any approval, waiver, exemption, variance, franchise, permit, authorization, license, or similar order of or from any federal, state, county, ,municipal, or other governmental body, instrumentality, agency, authority, or court having jurisdiction over the matter in question.
     1.21 “Person(s)” shall mean an individual, corporation, voluntary association, joint stock company, business trust, partnership, limited liability company, municipality (including any municipal electric board, cooperative, power utility, agency, or subdivision), rural electric cooperative, or other entity.
     1.22 “Point(s) of Delivery” shall mean the point(s) of interconnection between any Customer Facility and the TDSP.
     1.23 “Product(s)” shall mean Balancing Energy, Energy, and/or Ancillary Services (collectively and individually).
     1.24 “QSE Services” shall mean the services identified as “QSE Services” in the Base Agreement.
     1.25 “Representatives” shall mean each Party’s respective directors, officers, and employees, including, without limitation, attorneys, accountants, partners, and/or consultants.
     1.26 “Retail Electric Provider” or “REP” shall have the meaning given such term in the Governing Rules.
     1.27 “Schedule(s)” shall mean balanced energy schedules, Ancillary Service schedules, Ancillary Service bids, and/or Resource Plans (collectively and individually), provided to TPS by Customer.
     1.28 “Services” shall mean QSE Services and Marketing Services (collectively or individually); such services are identified in the Base Agreement.
     1.29 “Standing Schedule(s)” shall mean balanced energy schedules, Ancillary Service schedules, Ancillary Service bids, and/or Resource Plans (collectively and individually), provided to TPS by Customer which shall be in effect beginning with a certain date and until further notice from Customer, in lieu of submitting such information on a daily basis.
     1.30 “Transaction(s)” shall mean a particular transaction agreed to by (i) the Parties and/or (ii) either Party and a third party (including ERCOT) relating to the scheduling, delivery, sale, and/or purchase of a Product.
     1.31 “Transmission and/or Distribution Service Provider (“TDSP”)” shall mean an entity that owns or operates, for compensation in Texas, equipment or facilities to transmit and/or distribute electricity, and whose rates for transmission service or distribution service, or both, is set by a governmental authority.

ARTICLE II
COMMENCEMENT
     2.1 Commencement. Upon execution of this Agreement, Customer and TPS shall complete and submit any and all documentation or fulfill any other steps required by ERCOT and/or the PUCT, if applicable, authorizing TPS to provide QSE Services on Customer’s behalf for Customer Facility(ies). TPS’s obligations to perform Services under this Agreement shall not commence until the Commencement Date.
ARTICLE III
GOVERNING RULES
     3.1 Governing Rules. Both Parties agree to abide by all applicable ERCOT Protocols, ERCOT Guides, and any rule and/or directives of ERCOT or the PUCT (collectively “Governing Rules”). For purposes of determining responsibility and rights of the Parties at any given time, in addition to the terms and conditions of this Agreement, the Governing Rules, as amended, and which are in effect at the time of performance or non-performance of an action, subject to the continuation of any grandfathered provisions, shall govern with respect to that action. In the event of a conflict between the Governing Rules and the terms and conditions set forth in this Agreement, the Governing Rules shall prevail.
     3.2 ERCOT Dispatch Instructions. If TPS communicates any ERCOT Dispatch Instruction to any Customer Resource(s) or Customer Facility(ies), then Customer shall immediately comply with such ERCOT Dispatch Instruction, as appropriate; unless in the sole and reasonable judgment of Customer, such compliance would create a threat to safety, risk of bodily harm or damage to equipment, or is not otherwise in compliance with the Protocols, in which case Customer will notify TPS immediately of the reason for non-compliance and TPS will communicate such reason to ERCOT in accordance with the Governing Rules. Customer shall be responsible for any charges, penalties, or other action initiated by ERCOT, the PUCT, or other Market Participants due to non-compliance with these requirements.
ARTICLE IV
SCHEDULING
     4.1 Day Ahead Schedule. Customer shall provide TPS (via facsimile, email, or through other electronic communication) with either (a) one (1) day-ahead (or two (2) day-ahead if required by ERCOT) Schedules including Balanced Energy schedules, Ancillary Service schedules, Ancillary Service bids, and/or Resource Plans at least two (2) hours prior to the QSE deadline specified by the Governing Rules for submitting such information to ERCOT or (b) Standing Schedules including Balanced Energy schedules, Ancillary Service schedules, Ancillary Service bids, and/or Resource Plans. TPS will implement and rely upon such Schedules until changed upon written notice from Customer. Customer shall provide TPS with all Ancillary Service bid submittal information required by the Governing Rules, in a mutually agreeable format. If, in TPS’s sole reasonable opinion, Customer’s Ancillary Service bid(s) do not comport with the Governing Rules, TPS will notify Customer as soon as reasonably practicable. However, TPS retains the right to modify such bids as necessary to comport with the Governing Rules to ensure timely submission to ERCOT, or to refrain from submitting such bids. TPS may also decline to accept or submit bids for which there is not adequate credit support under Section 9.6 or the Security Agreement. Customer shall meet the receipt, delivery, and/or performance requirements associated with acceptance or deployment by ERCOT of any Ancillary Service bid or schedule as specified in the Governing Rules, and TPS will notify Customer promptly of acceptance or deployment by ERCOT of any of Customer’s Ancillary Service bids; provided, however, Customer may withdraw Customer’s bid prior to ERCOT’s acceptance of such bid submittal without penalty.
     4.2 Changes to Schedule. Customer may change its day-ahead Schedule and/or Standing Schedule (collectively, “Schedule(s)”), but the timing of any change shall comply with the Governing Rules, and Customer shall notify TPS of any change promptly, but at least one (1) hour prior to the time such change must be submitted to ERCOT in accordance with the Governing Rules. Such notices shall be made by telephone to TPS’s 24-hour Scheduling Desk and followed up by written communication via facsimile, email, or through other electronic communication. TPS will use commercially reasonable efforts to implement such change(s) as soon as reasonably practicable; provided, however, that to the extent TPS has already committed to arrangements for purchase, sale, or resale of Energy or Ancillary Services based on the Schedule previously furnished to TPS by Customer for the same time period, then TPS will honor those arrangements and will make additional purchases and sales of Energy and/or Ancillary Services required as a result of such Schedule change(s) to keep Customer’s Schedules balanced, and Customer shall reimburse TPS for all reasonable costs incurred by TPS in such purchases, sales, and to replace Ancillary Services. Customer shall give TPS notice of any scheduled outage, unavailability, or reduced capability of any Customer Resource or Customer Facility as soon as reasonably practicable in accordance with the Governing Rules and if such unavailability or reduced capability will affect the Schedule. In the event that any subsequent Schedule given to TPS differs from a prior Schedule for the same time period, such subsequent Schedule shall supersede the prior Schedule, and TPS will rely upon and implement the most recent Schedule when scheduling quantities for Customer for the time period required by ERCOT.
     4.3 Scheduling and Mismatched Schedule Processing, Fees. TPS will use commercially reasonable efforts to schedule Customer’s energy obligations and quantities of supply on Customer’s behalf pursuant to Customer’s Schedules; provided, however, TPS may rescind Customer’s requested Schedule if Customer Schedules are mismatched. In addition, TPS shall not be required to employ extraordinary means or to incur hardship or unreimbursed costs to schedule a Transaction for Customer. TPS will pay any Mismatched Schedule Processing Fees assessed by ERCOT for any mismatched schedules submitted by TPS where the mismatch in Schedules is caused by TPS, and Customer shall pay any Mismatched Schedule Processing Fees where the mismatched schedule is caused by Customer or Customer’s counterparties.
     4.4 Over-Consumption of Energy and Ancillary Services. Any Energy and Ancillary Services, required to meet the obligation of Customer Facilities and which are not supplied by bilateral purchases, will be purchased by TPS from the ERCOT Balancing Energy and Ancillary Service markets, or as otherwise mutually agreed between the Parties.
     4.5 Under-Consumption of Energy and Ancillary Services. Any Energy and Ancillary Services, which Customer has procured through third party bilateral purchases and which are not utilized to meet the obligations of Customer Facilities, will be sold by TPS to the ERCOT Balancing Energy and Ancillary Service markets, or as otherwise mutually agreed between the Parties.
     4.6 Third-Party Transactions. Customer may purchase Energy and Ancillary Services under separate transactions with third parties (including TPS under the Master Agreement, but excluding ERCOT). TPS will provide all necessary QSE Services on Customer’s behalf to use the Energy and Ancillary Services that Customer may procure by such third party transactions.
     4.7 Incorrect or Incomplete Data. Data provided by Customer to TPS for any submission to ERCOT shall be complete and correct in all material respects to enable a timely submission acceptable to ERCOT, In the event such information provided by Customer to TPS relating to the scheduling of any quantity of Energy and Ancillary Services by TPS on behalf of Customer becomes incorrect or is incomplete, Customer agrees to make TPS financially whole for any Balancing Energy costs, Ancillary Services costs, Pass-Through Costs, or other costs incurred by TPS resulting from submissions to ERCOT based upon such incorrect or incomplete Customer data.
     4.8 Scheduled Transactions Beyond Term of Agreement. As to any Transaction scheduled hereunder which continues by its terms beyond any termination of this Agreement, then this Agreement shall remain in full force and effect as to that scheduled Transaction and shall continue to govern that Transaction for its duration. Further, any obligations accrued during the term of this Agreement (including fees, charges, or reimbursement applicable under this Agreement) shall become due and payable when assessed, even if assessment occurs after termination of this Agreement. Notwithstanding any of the above, TPS may terminate the Services under this Agreement immediately upon assertion by the PUCT of jurisdiction over QSEs or upon consideration by the PUCT of any order asserting jurisdiction over QSEs that in TPS’s sole reasonable judgment would cause a material adverse impact upon TPS.
     4.9 Commercially Reasonable Standard. TPS will use commercially reasonable efforts to procure, schedule, deliver, buy, and sell all Products under the terms of this Agreement at prevailing market prices.
     4.10 Recordings. Each Party consents to the recording of any telephone conversations between the Parties. The contents of such telephone recording may be utilized to determine the intent of the Parties in any dispute arising under this Agreement, and such telephone record shall be deemed a record of any information, Confirmation, consent, bid, authorization, instruction or other Transaction under this Agreement, which may be submitted in evidence in any proceeding or action related to this Agreement. Each Party waives objection to the admission in court of such recording based on the “Best Evidence Rule” or other legal principles. Such telephone recording shall be the controlling evidence of the Parties’ agreement with respect to any particular information, Confirmation, consent, or other Transaction in the event a written Confirmation of that information, Confirmation, consent, or other Transaction is not fully executed or accepted by both Parties. A fully, executed written Confirmation agreed to by both Parties shall prevail over a recording of a Transaction. Each Party waives any further notice of such monitoring or recording and agrees to note its officers and employees and obtain their consent to any such monitoring or recording.

ARTICLE V
ERCOT SETTLEMENTS AND PASS-THROUGH COSTS
     5.1 ERCOT Settlements and Pass-Through Costs. TPS will administer all settlements with ERCOT and other third parties, and will invoice or credit Customer for payments TPS made to or received from ERCOT or other third parties for any Pass-Through Costs related to any Customer Transaction(s) or Services, and for other charges and fees and Pass-Through Costs apportionable to Customer under the terms of this Agreement. The Parties understand that TPS will not credit Customer for such settlement payments until TPS has been credited for such payment. In addition, the Parties understand that when ERCOT or third parties short pay or fail to pay TPS amounts related to Customer Transactions, then TPS shall not pay Customer the unpaid amount for such Transactions until TPS has received such unpaid amounts due from ERCOT and/or third parties related to such Transactions. TPS will then forward to Customer any payments received from ERCOT or third parties. Customer shall reimburse TPS for all Pass-Through Costs assessed by ERCOT or other third parties related to or apportionable to Customer’s Transactions or Services. Customer shall reimburse TPS for all costs of Balancing Energy, Energy, and Ancillary Services supplied under this Agreement to facilitate Customer Transactions, including costs of replacing Energy and Ancillary Services that Customer had procured and made available but failed to deliver, even when the failure to deliver Energy and Ancillary Services occurred due to Force Majeure, whether declared by TPS or Customer. Customer shall pay its load ratio share, if any, of all unpaid payments assessed to TPS by ERCOT (currently assessed under Section 9.4.4 of the ERCOT Protocols), and TPS shall pass through any corresponding reimbursements of unpaid payments received from ERCOT. Additionally, Customer shall pay its apportionable share of all other Pass-Through Costs assessed against TPS by ERCOT or the PUCT, as applicable to Customer. As used in the previous sentence, the term “apportionable” shall mean that Customer shall pay all Pass-Through Costs directly allocable to Customer’s Transactions and/or Services, and in addition, in cases where TPS lacks sufficient information to specifically assign particular Pass-Through Costs to particular Transactions, or is assessed a fee or charge as a QSE, which charge may be based on the volume of Transactions TPS schedules, or based upon the portion of TPS’s customer base which constitutes Load Serving Entities, or some other basis not related to a particular Transaction, then Customer shall pay a proportionate share of any such Pass-Through Costs. These obligations shall survive the termination of this Agreement. Customer reserves the right to review the calculation of such Pass-Through Costs and may request TPS provide documentation in support of Pass-Through Costs.
     5.2 Reconciliation. TPS will use commercially reasonable efforts to reconcile all ERCOT statements and Pass-Through Costs related to any Customer Facility, Customer Resource, and/or Customer Transaction. Customer may dispute any TPS invoice by providing TPS with reasonable notice prior to any deadline for disputing applicable ERCOT or third party settlement statements established in the Governing Rules, or be deemed to concur in the accuracy of the invoice. Customer may review information related to the disputed charge(s) in the applicable supporting statement, provided, however, the exercise of this right shall not extend the then-applicable period within which Customer must challenge any such invoice. At Customer’s election, if Customer disputes the accuracy of any invoice relating to Pass-Through Costs, TPS agrees to act on Customer’s behalf in disputing Pass-Through Costs with ERCOT acting in accordance with the Governing Rules at Customer’s sole expense; provided, however, at any time in the dispute resolution process, TPS may cease such efforts to contest Pass-Through Costs in the event TPS determines, and Customer concurs, that such Pass-Through Costs are correct or that such dispute resolution is unlikely to be successful in adjusting the disputed Pass-Through Costs. Customer shall be solely responsible for verifying the accuracy of settlement data that is used to calculate Pass-Through Costs or credits to and from ERCOT. Customer must provide TPS with any supporting data relating to the dispute with sufficient notice for TPS to provide such data to ERCOT under the applicable Governing Rules. If such data is not submitted on time, or the dispute resolution is adverse to Customer, Customer shall pay all Pass-Through Costs based upon ERCOT settlement data. TPS shall not be responsible to Customer for errors in meter or usage data utilized by ERCOT in settlement calculations. TPS will make Energy usage and other applicable information available to Customer to permit Customer to perform necessary reconciliations or shadow settlements on a timely basis so that Customer can Make a proper assessment of ERCOT statements and Pass-Through Costs to determine if there is reason to dispute any TPS invoice.
ARTICLE VI
TAXES
     6.1 Taxes. TPS will collect and remit to the State of Texas and municipalities any state sales taxes, municipal taxes, or assessments applicable to the sale, transmission, or distribution of Products or other Services provided by or through TPS under this Agreement to a Customer Facility, and Customer shall pay TPS such applicable taxes. If any such sale to a Customer Facility is exempt from state sales taxes, Customer shall provide TPS with an exemption certificate documenting the sales tax exemption. Customer shall be liable for its own gross receipts and sales taxes.
     Customer shall agree to cooperate with TPS in the event that the State of Texas Comptroller or a municipality ever audits or challenges TPS’s compliance with the rules and regulations governing the payment of taxes related to a Customer Facility for Services under this Agreement. Furthermore, Customer agrees to indemnify TPS for any taxes, penalties, late fees, or other charges assessed to TPS by the State of Texas or municipalities for uncollected and owed taxes associated with a Customer Facility for Services under this Agreement which were the obligation of Customer. This provision shall survive the termination of this Agreement and shall stay in full force and effect for five (5) years following the termination of this Agreement.
ARTICLE VII
INDEMNITIES AND LIABILITIES
     7.1 INDEMNITIES. EXCEPT TO THE EXTENT CAUSED BY TPS’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, CUSTOMER UNDERSTANDS AND AGREES THAT CUSTOMER SHALL RELEASE, INDEMNIFY, AND HOLD TPS HARMLESS FROM ALL LIABILITY, COSTS, CLAIMS, LOSSES, OR CAUSES OF ACTION, INCLUDING PERSONAL INJURY, PROPERTY LOSS, PROPERTY DAMAGE, OR DEATH, HOWEVER CAUSED, ASSERTED BY ERCOT OR THIRD PARTIES ARISING FROM OR RELATED TO THIS AGREEMENT AND ANY TRANSACTION MADE UNDER THIS AGREEMENT, AND CUSTOMER SHALL REIMBURSE TPS FOR TPS’S REASONABLE COSTS, INCLUDING ATTORNEY FEES, OF DEFENDING AGAINST SUCH CLAIMS.

CUSTOMER UNDERSTANDS THAT IT IS INDEMNIFYING TPS FOR TPS’S OWN NEGLIGENCE FOR SUCH THIRD-PARTY CLAIMS. CUSTOMER SHALL ALSO REIMBURSE TPS FOR ITS REASONABLE OUT-OF-POCKET COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES, IN THE EVENT TPS BECOMES INVOLVED AS A DEPONENT OR RECIPIENT OF A SUBPOENA IN ANY DISPUTE BETWEEN CUSTOMER AND A THIRD PARTY RELATED TO ANY TRANSACTIONS UNDER THIS AGREEMENT.
     7.2 LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, LOST PROFIT, LOST OPPORTUNITY, BUSINESS INTERRUPTION, OR EXEMPLARY DAMAGES FOR ANY CLAIM OR CAUSE OF ACTION RELATED TO THIS AGREEMENT, WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTE, OR OTHERWISE. MOREOVER, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCLUDING ANY LIABILITY FOR PAYMENTS OR CREDITS DUE CUSTOMER UNDER THE BASE AGREEMENT, UNLESS THE CLAIMS OR OBLIGATIONS ARE CAUSED BY TPS’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, FOR EACH MONTH OF SERVICE, THE LIABILITY OF TPS TO CUSTOMER FOR ANY OBLIGATIONS, INCLUDING INDEMNITIES, UNDER THIS AGREEMENT SHALL BE LIMITED TO A MAXIMUM OF THE MONTHLY FEES CHARGED TO CUSTOMER BY TPS PURSUANT TO THE BASE AGREEMENT FOR SERVICES FOR THE MONTH IN WHICH THE EVENT GIVING RISE TO THE CLAIM OCCURRED, EXCLUSIVE OF PRODUCT COSTS AND PASS-THROUGH COSTS.
     7.3 PRODUCT DELIVERY. CUSTOMER UNDERSTANDS AND AGREES THAT ACTUAL DELIVERY OF PRODUCTS TO CUSTOMER SHALL BE PERFORMED BY CUSTOMER’S TDSP, THROUGH A TRANSMISSION GRID CONTROLLED BY ERCOT, AND THAT TPS HAS NO CONTROL OVER, AND SHALL HAVE NO LIABILITY FOR THE PRODUCTS OR THE DELIVERY OF PRODUCTS TO CUSTOMER AFTER TPS HAS SUBMITTED A SCHEDULE FOR THE PRODUCTS TO ERCOT. TPS SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE ACTS OR OMISSIONS OF ERCOT, THE TDSP, AND THIRD PARTIES RELATED TO THE PRODUCTS OR DELIVERY OF PRODUCTS TO CUSTOMER. CUSTOMER AGREES AND ACKNOWLEDGES THAT IN THE EVENT THAT DELIVERY OF ENERGY OR OTHER PRODUCTS TO CUSTOMER ARE CURTAILED OR DISRUPTED, THROUGH FORCE MAJEURE OR OTHERWISE, CUSTOMER SHALL CONTACT ITS TDSP FOR ASSISTANCE IN RESTORING SERVICES.
ARTICLE VIII
NOTICES/TERMINATION
     8.1 Notices. Unless otherwise provided in this Agreement, any notices given under this Agreement must be in writing and personally delivered or sent by mail or facsimile to such Persons or locations designated on Exhibit A and shall be deemed given and effective when delivered by hand or upon:

          (A) three (3) days after such notice is deposited in the United States mail with postage prepaid for transmittal by registered or certified mail, return receipt requested;
          (B) one (1) day after such notice is placed in the hands of a recognized commercial mail or courier service for overnight delivery; or
          (C) the Business Day on the date such notice was sent by telegram, telefax, telex, or telecopy with confirmation of receipt of such facsimile by confirmed facsimile transmission, provided that such facsimile receipt occurred during Business Hours of such Business Day. For facsimile transmissions received after such Business Hours of such Business Day at the receiving location, notice shall be deemed effective upon the opening of Business Hours of the next Business Day.
     8.2 Customer’s Termination Responsibilities. If TPS ceases to be Customer’s QSE for Customer due to termination of this Agreement or any other reason, Customer shall be responsible for notifying ERCOT, the PUCT, and any other third parties, if applicable, involved relating to this Agreement that IFS is no longer Customer’s QSE. After TPS ceases to be Customer’s QSE, Customer shall be financially responsible for all costs, charges, assessments fees, adjustments, or revisions (collectively “Termination Charges”) that relate in anyway to any Product or Schedules applicable to Customer after the termination of this Agreement. If TPS receives any statements reflecting any Termination Charges from any third party relating to Customer, TPS will invoice Customer, and Customer shall pay the invoice by the Due Date. If Customer does not make such payment to TPS by the Due Date, TPS shall pursue all legal remedies in the collection of such payment, and Customer shall be responsible for the invoiced amount and all other costs associated with the collection of such amount, including attorney fees. If Customer disputes the Termination Charges, Customer shall comply with Section 9.5 of this Agreement. This Section 8.2 shall survive termination of this Agreement.
ARTICLE IX
BILLING AND PAYMENT
     9.1 Invoices. All Transactions hereunder shall be accounted for on the basis of the settlement procedures set by the Governing Rules. The accounting period for Transactions hereunder shall be one (1) calendar month. TPS will provide monthly invoices which detail the Services and quantity of Products scheduled, purchased, or sold for Customer during the billing month, as determined by ERCOT’s statements, together with the cost of such Services and Products and related Pass-Through Costs. In the event the ERCOT statement conflicts with Customer’s records, the ERCOT statement shall govern. TPS’s invoice will show what each Party owes (or is owed) pursuant to this Agreement.
     9.2 Payment Date. TPS will use commercially reasonable efforts to transmit monthly invoices to Customer for the amount owed for the billing month’s Transactions. All payments to either Party, as set forth in the invoices, shall be made by ACH or wire transfer on or before the Due Date. Invoices may be based upon estimated quantities, costs and prices and adjusted by subsequent invoices once actual quantities, costs and prices become known.

     9.3 Late Payment. Amounts owed, but not paid on or before the Due Date shall be payable with interest at the Interest Rate calculated daily from the Due Date until payment is received; provided, however, TPS shall not pay interest on payments from ERCOT or the PUCT.
     9.4 Offset. In the event that Customer and TPS are each required to pay an amount to the other in the same month pursuant to this Agreement, then such amounts shall be aggregated, and the Parties shall discharge their obligations to pay through offset. In such an offset, the Party owing the greater aggregate amount shall pay to the other Party the net difference between the amounts owed. The Parties agree that any Transaction for purchase or sale of Balancing Energy, Energy, and Ancillary Services shall constitute a “forward contract” within the meaning of the United States Bankruptcy Code.
     9.5 Billing Disputes. In the event Customer, in good faith, disputes any TPS invoice, Customer shall provide TPS with written notice of the disputed amounts, together with a statement describing the particulars of the dispute, including the calculations with respect to any errors or inaccuracies. TPS agrees to work diligently with Customer to clarify and or correct any error or suspected errors on the invoices before the Due Date. Except to the extent that TPS agrees that any amount is not due, the Party owing any amount shall pay all amounts of Pass-Through Costs, assessed pursuant to Section 5.1, even if disputed, set forth in the TPS invoice on or before the Due Date. If it is subsequently determined that Customer has overpaid or underpaid amounts actually due, the Parties will make any necessary adjustments within ten (10) days after determination of any overpayment or underpayment. Subject to Section 9.3, the Party in receipt of any overpayments shall refund such overpayments with interest accrued at the Interest Rate from the date payment was received. The obligations hereunder shall survive the termination of this Agreement.
     9.6 Credit Terms. The Parties stipulate that the Security Agreement shall override any conflicting term in this Section 9.6, and that as long as Customer is in compliance with the Security Agreement, Customer shall be deemed to meet TPS’s credit policies and requirements, and shall be in compliance with this Section 9.6. This Section 9.6 shall govern TPS’s credit and performance obligations, and upon termination of the Security Agreement, this Section 9.6 shall govern both Parties credit obligations.
     Customer’s obligation to utilize and continue TPS’s Services under this Agreement is conditioned upon TPS satisfying Customer’s credit policies and requirements, and TPS’s obligation to provide and continue Services to Customer under this Agreement is conditioned upon Customer satisfying TPS’s credit policies and requirements. Each Party shall provide the other Party adequate assurance of its creditworthiness prior to the Services commencing under this Agreement, and provide adequate credit support throughout the term of this Agreement for all amounts owed, whether billed or unbilled, including the amount of credit exposure created by deviations in the current market value of a Product or New Product from the value or price of such Product or New Product prevailing at the time a Transaction was entered (“Credit Exposure”). Unless a Party has received adequate credit support, in its sole reasonable opinion, that Party shall not be obligated to perform any Services or Transactions under this Agreement: If a Party’s creditworthiness suffers a material adverse change, or market changes cause the other Party’s Credit Exposure to increase, the other Party may make written demand for satisfactory security for such Party’s performance. A Party’s right to demand security for performance shall include the right to demand reasonable security for future payment of amounts such Party, in its sole reasonable discretion, estimates to be due resulting from adjustments to ERCOT settlement statements under the statement correction and true-up process described in Section 9.9. Unless otherwise mutually agreed, such Party shall be responsible for providing within three (3) Business Days from receipt of a written demand by the other Party, a commercially reasonable assurance of performance in accordance with this Section 9.6, which may include, but shall not be limited to, prepayments, posting of letters of credit or bonds, guaranties, or other similar reasonable forms of security that are reasonably acceptable to the requesting Party. A Party’s failure to provide such security in accordance with this Section 9.6 shall provide the requesting Party with the right to withhold further performance until such security is received. Notwithstanding anything contained in this Agreement to the contrary, TPS shall not be under any obligation to (i) enter or continue any Transaction with Customer or third parties if the term thereof might extend beyond the term of this Agreement, (ii) enter or continue Transactions with third parties if the Transaction is not allowable or acceptable under TPS’s generally applicable credit policies used in credit and risk management for and on behalf of TPS, (iii) enter or continue any Transaction with third parties if TPS is unable to agree to terms for entering or continuing the Transaction, in TPS’s sole reasonable discretion, or (iv) enter or continue any Transactions with a third party if any potential counterparty in a potential Transaction, or counterparty in a continuing Transaction, fails to provide financial security that TPS, in its sole reasonable discretion, believes is necessary to eliminate concerns TPS has about its credit exposure.
     9.7 ERCOT Credit Requirements. In the event that the amount of collateral TPS is required to post with ERCOT to provide credit security relating to or arising from Customer Transactions (pursuant to Section 16.2 or other credit provisions of the ERCOT Protocols) exceeds two million dollars ($2,000,000) (“Collateral Threshold”), Customer shall post cash with TPS for the amount of credit TPS is required to post with ERCOT in excess of that Collateral Threshold or post a guaranty directly to ERCOT to secure obligations to ERCOT relating to or arising from Customer transactions in excess of the Collateral Threshold. Customer shall post such cash collateral or guaranty within seventy-two (72) hours of TPS’s request for such additional collateral. In the event ERCOT will not accept a guaranty from Customer, Customer shall be required to post with ERCOT collateral suitable to ERCOT.
     9.8 Audit. Each Party has the right, at its sole expense and during normal working hours and upon reasonable written notice to the other Party, to examine the records of the other Party or its own records as necessary to verify the accuracy of any invoice, charge, or computation made pursuant to this Agreement. If any such examination reveals any inaccuracy in any invoice, the necessary adjustments in such invoice and the payments thereof shall be promptly made together with interest at the Interest Rate, if applicable, from the original date of payment; provided that no adjustment for any invoice or payment shall be made unless objection to the accuracy thereof was made prior to the lapse of two (2) years from the date that the disputed invoice was delivered; and, provided, further, that no adjustment shall be made to invoices or summaries related to ERCOT settlement statements that ERCOT has deemed final under the Governing Rules. In addition, adjustments to any invoice may be made up to four (4) years from the date that the particular Transactions were completed to adjust for (i) corrections made by ERCOT to prior ERCOT statements and/or (ii) tax claims. This paragraph of this Agreement shall survive any termination of the Agreement for a period of four (4) years from the date of such termination of this Agreement for the purpose of the right to examine records and such invoice and payment objections and corrections.
     9.9 ERCOT True-Up/Credit Provisions. The Parties understand and agree that ERCOT issues, revises, and restates its settlement statements in accordance with the Governing Rules (as described in Section 7 of the ERCOT Protocols, the “ERCOT Settlement Process”). To accommodate the ERCOT Settlement Process, the Parties agree that no invoice rendered by TPS to Customer under this Agreement shall be final until and unless ERCOT has determined that no further restatement or resettlement of such month shall occur and TPS has transmitted an invoice to Customer for that month, reflecting any and all ERCOT settlement statements applicable to that month. In each month’s invoice to Customer, TPS will include any revisions or corrections to prior months’ invoices arising from the ERCOT Settlement Process. The Parties agree and understand that the ERCOT Settlement Process could result in Customer owing additional payments to TPS or being owed payments by TPS. Upon receipt of each invoice, and not later than the Due Date, Customer shall pay TPS any amounts owed, and TPS shall pay Customer any amounts owed, which arise from the ERCOT Settlement Process.
          9.9.1 Upon termination of the Agreement, TPS will make an estimate, in its sole reasonable discretion, of any amounts by which ERCOT may adjust prior settlement statements during the ERCOT Settlement Process for months of Service under the Agreement, and will advise Customer of such estimated amounts. After applying the netting provisions of Section 9.4, the Party owed the greater aggregate amount may demand reasonable security of performance pursuant to Section 9.6, and upon request, the Party estimated to owe the greater aggregate amount shall provide such guaranties, letters of credit, or other security acceptable to the requesting Party in its sole reasonable discretion. TPS will continue to transmit settlement invoices to Customer, as described in Section 9.9 above. Upon receipt of each invoice and not later than the Due Date, Customer shall pay TPS any amounts owed, and TPS shall pay Customer any amounts owed, which arise from the ERCOT Settlement Process. Section 9.9 and Section 9.9.1 shall survive termination of the Agreement until the ERCOT Settlement Process for months of Service under the Agreement is complete, invoices have been issued to Customer, and payments between the Parties have been resolved.
     9.10 Statements Received After Termination of This Agreement. After termination of this Agreement, if TPS receives any statements from third parties, whether adjustments or revisions, attributable to Customer Transactions or Services under the Agreement, TPS will invoice Customer accordingly. TPS will continue to send monthly invoices to Customer reflecting any revisions, corrections, or adjustments to prior months’ statements from any third party until TPS has transmitted invoices which reflect corrections for any month made by any third party, applicable to Customer’s Transactions for such month. For each post-Agreement invoice, Customer shall pay TPS any amounts owed, and TPS shall pay Customer any amounts owed, by the Due Date. This Section 9.10 shall survive termination of the Agreement until accounting and billing for all third party Transactions for months of Service under the Agreement is complete, invoices have been issued to Customer, and payments between the Parties have been resolved.

ARTICLE X
DEFAULTS AND REMEDIES
     10.1 Events of Default. To define an “Event of Default” under this Agreement, the Parties agree to incorporate by reference here Section 5.1 of the Master Agreement (“Section 5.1”), so that this Section 10.1 should be read as a verbatim replica of Section 5.1; provided however, that the reference in Section 5.1(e) of the Master Agreement to “Article Eight” should be changed to refer to “Sections 9.6 and 9.7”, and subsection (g) of Section 5.1 should be stricken.
     10.2 Rights of Non-Defaulting Party. Upon an Event of Default as defined in Section 10.1, the Non-Defaulting Party may suspend performance or terminate this Agreement, and pursue collection of damages and any other remedy at law or equity, or otherwise provided under this Agreement.
ARTICLE XI
FORCE MAJEURE
     11.1 Force Majeure. Subject to Section 11.2, neither Party shall be considered to be in default in the performance of any obligations under this Agreement (other than the obligation to make a payment of amounts owed) when a failure of performance results from Force Majeure. The term “Force Majeure” means causes that are beyond the control of the Party affected which, by exercise of due diligence, such Party could not reasonably have been expected to avoid and which, by exercise of due diligence, it has been unable to overcome and not the result of the fault or negligence of such Party including, but not limited to: flood, earthquake, tornado, hurricane, storm, or fire; acts of terrorism; civil disobedience, strikes, or other labor dispute; labor or material shortage; sabotage; restraint, order, rule, or regulation of any court, governmental body, or public authority, including ERCOT (whether valid or invalid); action or non-action by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority; equipment malfunction or failure not caused by the Party claiming Force Majeure (including computer hardware or software malfunction); loss or disruption of essential office equipment and services, such as loss or disruption of electric power, telephone service, internet, or satellite communications.
     11.2 Due Diligence. No Party, however, shall be relieved of liability for failure of performance hereunder based on Force Majeure if such failure is due to causes arising out of its own negligence or due to removable or remediable causes which it fails to remove or remedy within a reasonable time period. A Party claiming Force Majeure must exercise due diligence to overcome the Force Majeure event. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of Force Majeure shall give prompt written notice of such fact to the other Party and shall exercise due diligence to remove such inability with all reasonable dispatch.
     11.3 Obligations During Force Majeure. Notwithstanding any other provisions as stated in Article 11, an event of Force Majeure does relieve a Party of any of its obligations under the Governing Rules and this Agreement that the Party can reasonably perform during a Force Majeure event, and does not excuse a Party of its obligations to make payments for obligations arising prior to the Force Majeure event, or of any payment obligations for non-performance arising pursuant to the Governing Rules and this Agreement.
ARTICLE XII
REPRESENTATIONS AND WARRANTIES
     12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:
          (A) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is organized, and is authorized to do business in the State of Texas;
          (B) it has the full power and authority to enter into this Agreement and perform all of the specified obligations, representations, warranties, and covenants under this Agreement;
          (C) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite action of its governing body, and the Person signing this Agreement on its behalf was duly authorized to execute and deliver this Agreement on its behalf;
          (D) it has obtained, or shall obtain prior to beginning performance under this Agreement, all licenses, registrations, certifications, Permits, and other authorizations; and has taken, or shall take prior to beginning performance under this Agreement, all actions required by applicable laws or governmental regulations with the exception of licenses, registrations, certifications, Permits, or other authorizations that do not materially affect performance under this Agreement;
          (E) it is not in violation of any contracts, laws, ordinances, or governmental rules, regulations, or orders of any governmental authority or arbitration board materially affecting performance of this Agreement and to which it is subject;
          (F) it is not bankrupt, does not contemplate becoming bankrupt nor, to its knowledge, will become bankrupt;
          (G) it is solely responsible for keeping itself informed of and understanding its respective responsibilities under the Governing Rules and the ERCOT Operating Guides, and any laws, rules, regulations, and tariffs approved by any governmental authority with jurisdiction over the matters specified herein; and
          (H) it acknowledges and affirms that the foregoing representations, warranties, and covenants are continuing in nature throughout the term of this Agreement.
     12.2 Customer Representations and Warranties. Customer represents and warrants that Customer has made all required registrations with and received all required certifications and approvals from the PUCT and has made all required registrations with and received any necessary qualifications from ERCOT to serve as a REP and to otherwise perform this Agreement.

     12.3 TPS Representations and Warranties. TPS represents and warrants that TPS is a qualified QSE within ERCOT and has been authorized by ERCOT to communicate and schedule Transactions with ERCOT.
     12.4 Both Parties’ Covenants. Each Party covenants that it shall cause these representations and warranties to be true and correct throughout the term of this Agreement. If at any time these representations and warranties cease to be true and correct in any material way, and the affected Party cannot cure such problem, this Agreement shall be terminated immediately, notwithstanding any other provision in this Agreement.
ARTICLE XIII
MISCELLANEOUS
     13.1 Disclaimer. This Agreement shall not constitute, create, or otherwise recognize the existence of a joint venture, association, partnership, or other formal business entity of any kind among the Parties, and the rights and obligations of the Parties shall be limited to those set forth in this Agreement.
     13.2 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may not be reasonably withheld,; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an Affiliate of such Party so long as such Affiliate’s creditworthiness is equal to or higher than that of such Party or the Guarantor, if any, for such Party, or the obligations of such Affiliate are guaranteed by such Party or its Guarantor, if any, in accordance with a guaranty agreement in form and substance satisfactory to the other Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party whose creditworthiness is equal to or higher than that of such Party or its Guarantor, if any; provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof and so long as the transferring Party delivers such tax and enforceability assurance as the non-transferring Party may reasonably request.
     13.3 Laws and Regulations. This Agreement shall be subject to all present and future state and federal laws, orders, directives, rules, and regulations of any governmental body or official having jurisdiction. This Agreement shall be construed in accordance with the laws of Texas, without recourse to conflict of laws or choice of laws principles.
     13.4 Prior Agreements. This Agreement, as of the Effective Date, supersedes all other agreements between the Parties concerning the subject matter of this Agreement. For avoidance of doubt, the Parties agree that as to all future Transactions and Schedules, the Parties hereby terminate the Agreement for QSE and Marketing Services of April 1, 2002, as amended, between ACN Energy, Inc. and TPS (“Assigned Agreement”), which Customer accepted by assignment pursuant to the Assignment and Assumption Agreement of July 14, 2005, and agree that all Transactions and Schedules implemented by TPS for Customer after the Effective Date of this Agreement shall be governed by this Agreement; provided, however, in the event that the

ERCOT Settlement Process results in a restatement or resettlement of ERCOT settlement statements applicable to Transactions or Schedules implemented under the Assigned Agreement, then TPS shall invoice Customer, and Customer shall pay TPS, pursuant to the terms of the Assigned Agreement for charges and costs related to Transactions and Schedules implemented under the Assigned Agreement.
     13.5 Counterparts. This Agreement may be executed in multiple counterparts, including facsimile(s), each one of which shall be considered an original Agreement, but all of which together shall constitute one and the same instrument.
     13.6 Waiver. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.
     13.7 Amendments. This Agreement shall not be amended without the written consent of both Parties.
     13.8 Severability. Any provision, article, or section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties, or deemed unlawful because of a statutory change, shall not otherwise affect the other lawful obligations that arise under this Agreement. In the event any provision of this Agreement is declared invalid, the Parties shall promptly negotiate to restore this Agreement as near as possible to its original intent.
     13.9 Assumption by Customer of Another REP’s Sales Contracts. In TPS’s sole discretion, in the event that a Texas Retail Electric Provider (“REP”) has defaulted under one or more of its agreements with TPS, and TPS has the right to assume such REP’s retail contracts and elects to do so, upon such assumption of REP retail contracts, TPS shall have the right to assign such retail contracts to Customer, subject to the following general principles and procedures: (1) Customer would promptly assume (or cause a Customer LSE to assume) REP customer sales contracts “AS IS” and would simultaneously assume the wholesale supply arrangement between the defaulting REP and TPS; (2) TPS would furnish assurances to Customer that a positive margin exists between the defaulting REP’s customer sales contracts and the defaulting REP/TPS supply contract; (3) TPS would guaranty a minimum dollar per MWh margin (to be determined based on the value of the defaulting REP retail customer contracts portfolio or some other mutually agreed upon value, e.g., fifty cents ($0.50), per MWh to cover the cost of operations); (4) TPS would furnish the defaulting REP customer portfolio in such a manner that would permit easy review and assessment by Customer, e.g., TPS will denote non-standardized language components in any defaulting REP customer sales contracts, e.g., varying late fee payment to one percent (1%), etc; (5) Customer would be prepared to issue notices promptly to former defaulted REP customers regarding its assumption of the defaulting REP customer sales contracts; (6) Customer would work with TPS to identify any additional steps that are necessary to complete Customer’s assumption of the defaulting REP customer sales contracts and the defaulting REP/TPS supply contract(s), and (7) upon assumption of the defaulting REP’s customer sales customers by Customer or a Customer LSE, the additional load represented by such defaulting REP customer sales contracts shall become included under this Agreement as Customer Facilities.

EXHIBIT A
NOTICE INFORMATION
Notices and Correspondence to TPS shall be sent to:
Tenaska Power Services Co.
1701 East Lamar Boulevard, Suite 100
Arlington, Texas 76006
Attn: Manager, Contract Administration
Telephone: (817)303-1110/Fax: (817) 303-1867

If to TPS’s 24-hour Scheduling Desk:
Telephone:	(817) 462-1509
Fax:	(817) 303-1863
Email Address:	tnskQSE@tnsk.com
Statements and bills shall be sent to TPS at:
Tenaska Power Services Co.
1044 North 115th Street, Suite 400
Omaha, Nebraska 68154
Attn: Accounts Payable
Telephone: (402) 691-9553 / Fax: (402) 938-1677
Payments to TPS shall be ACH or wire transferred to:
First National Bank of Omaha
Omaha, Nebraska 68154
Tenaska Power Services Co.
ABA No: [*]
Account No: [*]
DUNS No: 01-501-6913

Notices and correspondence to Customer shall be sent to:
Commerce Energy, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, CA 92626
Attn. Rob Gunnin
Telephone:	(714) 259-2502
Fax:	(714) 259-2592
Statements and bills shall be sent to Customer at:
Commerce Energy, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, CA 92626
Attn : Tracy Morgan

Payments to Customer shall be ACH or wire transferred to:
Name of Bank:	Union bank of California
Bank Location:	Irvine, CA
Account Name:	Commerce Energy, Inc.
ABA No: [*]
Account No: [*]
DUNS No: 1763 43341
[*] = information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

A-1

EXHIBIT B
CUSTOMER RESOURCES(S)

B - 1